Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 to this Registration Statement to
Form S-1 on Form S-3 (No. 333-131696) and related Prospectus of OMNI Energy Services Corp. of our report dated March 16, 2007, with respect to the consolidated financial statements of OMNI Energy Services Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
June 29, 2007